Exhibit 99.1
For Immediate Release
OMAR ASALI TO BECOME PRESIDENT OF HARBINGER GROUP INC.
NEW YORK (July 5, 2011) — Harbinger Group Inc. (“HGI“or the “Company”; NYSE: HRG) today announced that Omar Asali has been appointed acting President of the Company, and is expected to be appointed President subject to approval by the Board of Directors. Mr. Asali has served as a Director of the Company since May 2011. He is also a Managing Director and Head of Global Strategy for Harbinger Capital Partners and is responsible for its global portfolio and business strategy.
Mr. Philip Falcone, who was President of the Company, will continue to serve as the Chairman of the Board and Chief Executive Officer of the Company.
“Omar’s appointment significantly strengthens the management team for building HGI, and I look forward to working with him to take the Company forward,” said Philip Falcone, Chief Executive Officer and Chief Investment Officer. “I have known Omar for almost 10 years and have complete confidence in his management skills and ability to lead and build organizations. I believe his business and financial acumen will contribute significantly to our future growth and value-creation potential.”
Prior to joining Harbinger Capital Partners in 2009, Mr. Asali was co-head of Goldman Sachs Hedge Fund Strategies (“HFS”), where he helped to manage capital allocated to external managers. Mr. Asali also served as co-chair of the Investment Committee at HFS. Before joining HFS in 2003, Mr. Asali worked in Goldman Sachs’ Investment Banking Division, where he provided merger and acquisition and strategic advisory services. Mr. Asali began his career in public accounting as a C.P.A. He received an M.B.A. from Columbia Business School and a B.S. in Accounting from Virginia Tech.
About Harbinger Group Inc.
Harbinger Group Inc. is a diversified holding company. The Company’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, pet supplies, home and garden control products, personal care and small appliances. The Company focuses on opportunities in these sectors as well as financial products, telecommunications, agriculture, power generation and water and natural resources. HGI makes certain reports available free of charge on its website at www.harbingergroupinc.com as soon as reasonably practicable after this information is electronically filed with, or furnished to, the United States Securities and Exchange Commission.
Contact information
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com
or
Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
investorrelations@Harbingergroupinc.com
SOURCE Harbinger Group Inc.